Executive Officer Form
KATAPULT HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Katapult Holdings, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units (“RSUs”) specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.
Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:     The RSUs will vest over a 4-year period with twenty-five percent (25%) of the RSUs vesting on the first (1st) anniversary of the Vesting Commencement Date and the remaining seventy-five present (75%) of the RSUs vesting thereafter in twelve (12) substantially equal quarterly installments, rounded down to the nearest whole restricted stock unit (except for the last vesting installment), on the 15th of each of the months of February, May, August and November of each year; subject to the Participant’s continued Service through each such vesting date.

Notwithstanding the foregoing, if a Change in Control occurs and Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason (as defined below), in either case, during the twelve (12) months following the date of such Change in Control, then one hundred percent (100%) of the then unvested RSUs shall be accelerated in full immediately upon Participant’s termination date. For purposes of this grant, “Good Reason” shall have the meaning ascribed to such term in the Participant’s Employment Agreement with the Company in effect as of the Date of Grant, or, if no Employment Agreement exists, then the employment offer letter by and between the Company and Participant.

Issuance Schedule:     One share of Stock will be issued for each restricted stock unit which vests at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The RSU Award is governed by this RSU Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Grant Package”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the RSU Grant Package and the Prospectus. In the event of any conflict between the provisions in the RSU Grant Package, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The RSU Grant Package sets forth the entire understanding between you and the Company regarding the acquisition of Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Katapult Holdings, Inc.    Participant:
By:
Title:        Date:
Date:

Attachments:     Restricted Stock Unit Award Agreement
KPLT 2021 Equity Incentive Plan
KPLT 2021 Equity Incentive Plan Prospectus